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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 5, 2000 with respect to the financial statements of Vast Solutions, Inc., a wholly-owned subsidiary of Paging Network, Inc., in the Registration Statement (Form S-1) and related Prospectus of Vast Solutions, Inc. for the registration of 13,780,000 shares of Class B common stock of Vast Solutions, Inc.

                                            ERNST & YOUNG LLP
Dallas, Texas
            , 2000

     The foregoing consent is in the form that will be signed upon the transfer of certain intellectual and other property by Paging Network, Inc. to Vast Solutions, Inc. as described in Note 1 to the financial statements.

                                            /s/ ERNST & YOUNG LLP
Dallas, Texas
January 5, 2000